Exhibit 8.2

January 30, 2026

NorthWestern Energy Group, Inc.
3010 W. 69th Street

Sioux Falls, South Dakota 57108

Ladies and Gentlemen,

We have acted as counsel to NorthWestern Energy Group, Inc., a Delaware corporation (the “Company”), in connection with that certain Agreement and Plan of Merger, dated as of August 18, 2025 (the “Agreement”), by and among Black Hills Corporation, a Delaware corporation (“Parent”), River Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the Agreement, Merger Sub will be merged with and into the Company, with the Company surviving as a direct wholly owned subsidiary of Parent (the “Merger”) according to the terms and conditions set forth in the Agreement. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.”

This opinion is being delivered in connection with the Registration Statement on Form S-4 (File No. 333-      ) filed by Parent on January 30, 2026 with the Securities and Exchange Commission (as amended and supplemented through the date hereof, the “Registration Statement”). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings specified in the Agreement unless otherwise indicated.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K.

In rendering our opinions set forth below, we have reviewed originals or copies of the following documents, including all schedules and exhibits thereto:

(a)	The Agreement, including any amendments thereto;

(b)	A certificate of Parent and Merger Sub, signed by an authorized officer of each of Parent and Merger Sub, delivered to us by Parent and Merger Sub for purposes of this opinion;

(c)	A certificate of the Company, signed by an authorized officer of the Company, delivered to us by the Company for purposes of this opinion;

(d)	The Registration Statement; and

(e)	Such other documents, instruments, certificates, and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In rendering our opinion, we have assumed, without any independent investigation or verification, that all of the statements, representations, certifications, and other information as to factual matters contained in the documents referred to above are true, correct, and complete in all respects and will remain true, correct, and complete in all respects through the Effective Time of the Merger and, as to any statements, representations, certifications, and other information speaking as of a time or period of time after the Effective Time, as of such time or period of time, and that no actions have been taken or will be taken that are inconsistent with such factual statements, representations, certifications, or other information or that would make any such factual statements, representations, certifications, or other information untrue, incorrect, incomplete, or misleading. Any inaccuracy with respect to factual matters contained in the documents referred to above or any incompleteness in our understanding of the facts could alter our opinions set forth below.

In addition, for purposes of rendering our opinion, we have relied upon the following assumptions, without any independent investigation or verification thereof:

(i)	All signatures on all documents reviewed by us, including electronic signatures, are genuine, all documents submitted to us are authentic, true, and correct, all documents submitted to us as copies are true and correct copies of the originals thereof, there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof, and each natural person signing any document reviewed by us had the authority and legal capacity to do so;

(ii)	Any representation or statement made in any of the documents referred to above that is made “to the knowledge” or otherwise similarly qualified is (and will remain through the Effective Time of the Merger and thereafter where relevant) true, complete, and correct without such qualification;

(iii)	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement and the Registration Statement, and no covenants or conditions described therein and affecting this opinion will be waived or modified; and

(iv)	The Merger and the transactions contemplated in the Agreement will be effected in accordance with the terms thereof, and the Merger will be effective under the laws of the State of Delaware.

Based upon and subject to the foregoing and the additional assumptions, qualifications, and exceptions set forth below and set forth in the Registration Statement:

(1)	We are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(2)	We confirm that the statements set forth in the Registration Statement under the heading “The Proposed Merger - Material U.S. Federal Income Tax Consequences of the Merger” constitute our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined in the Registration Statement) of NorthWestern Common Stock as of the effective date of the Registration Statement.

This opinion letter is rendered only as of the date hereof, and we undertake no obligation to supplement, update, or revise this opinion letter after the date hereof to reflect any changes (including changes that have retroactive effect) in applicable law or in the interpretation thereof arising subsequent to the date hereof, any changes in factual matters of which we hereafter become aware, or the impact of any information, document, certificate, record, statement, representation, covenant, agreement, or assumption relied upon herein that becomes untrue, incorrect, or incomplete.

Our opinions set forth above are based upon the existing provisions of the Code, applicable U.S. Treasury Regulations promulgated or proposed under the Code, published administrative rulings and procedures, judicial decisions, and other applicable authorities, all as in effect on the date hereof, which are subject to change (possibly with retroactive effect) so as to affect the opinions stated herein.

Our opinions are limited to the specific U.S. federal income tax consequences of the Merger expressly set forth above. No opinion is expressed as to any transaction other than the Merger as described in the Agreement, including (i) any transaction undertaken in connection with the Merger and (ii) the Merger, if, to the extent relevant to our opinion, either all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties, and assumptions upon which we have relied are not true and accurate at all times. In addition, this opinion does not address any U.S. federal, estate, gift, state, local, foreign, or other tax consequences that may result from the Merger, other than as expressly set forth herein.

No ruling has been or will be requested from the Internal Revenue Service (the “Service”) concerning the U.S. federal income tax consequences of the Merger. In reviewing this opinion, you should be aware that the opinions set forth above represent our conclusions regarding the application of existing U.S. federal income tax law to the Merger. You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty, or assumption upon which we have relied is inaccurate, incomplete, breached, or ineffective), our opinions contained herein could be inapplicable.

This opinion is being delivered solely in connection with the Registration Statement. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius LLP

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